15852-01-01

AMENDMENT

to the

ADDENDUM

Effective January 28, 2019

(hereinafter referred to as the “Addendum”)

to the

AUTOMATIC/FACULTATIVE YRT

REINSURANCE AGREEMENT

Effective November 11, 2017

(hereinafter referred to as the “Agreement”)

between

THRIVENT FINANCIAL FOR LUTHERANS

Appleton, Wisconsin

(hereinafter referred to as the “Ceding Company”)

and

RGA REINSURANCE COMPANY

Chesterfield, Missouri

(hereinafter referred to as the ‘‘Reinsurer”)

This Amendment is Effective January 28, 2019

I.	REVISION OF MINIMUM ISSUE AGES FOR NON-MEDICAL AND ACCELERATED UNDERWRITING

As of the effective date of this Amendment, the Addendum is hereby amended as follows in order to reflect the minimum issue age parameters for non-medical underwriting and accelerated underwriting that have been applied by the Ceding Company for business issued under the Addendum since the inception of coverage for such business:

(a)

The minimum issue ages applicable to business ceded under the Addendum are the same as those set forth in Exhibit C.5 - Age Limits of the base Agreement, except that for those plans subject to non-medical underwriting and those plans subject to accelerated underwriting, the minimum issue age is hereby revised from “25” to “18”;

(b)

Exhibit C.6 Minimum/Maximum Face Amounts for Coverage of the base Agreement, as revised, is hereby further revised to include the minimum face amount shown below for “Accelerated U/W Plans” with an issue age between 18 and 24; and

Plans	Minimum Face
Accelerated U/W Plans	$250,000 (issue ages 18 to 24)

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(c)

Exhibit J - Non-Medical and Accelerated Underwriting Programs (Level Term IV Plans) of the Addendum is hereby revised and replaced by the attached Exhibit J in order to reflect the revision of the minimum issue age for non-medical underwriting and accelerated underwriting from “25” to “18” and document that the Ceding Company does not require TrueRlsk® Life scores for issue ages 18 to 24.

II.	CLARIFICATION OF NON-MEDICAL UNDERWRITING PROGRAM PARAMETERS

As of the effective date of this Amendment, Exhibit J - Non-Medical and Accelerated Underwriting Programs (Level Term IV Plans) of the Addendum is hereby revised by the attached Exhibit J in order to further clarify the Non-Medical underwriting requirements.

All provisions of the Agreement not specifically modified herein remain unchanged.

IN WITNESS WHEREOF, both parties have executed this Amendment in duplicate as follows:

THRIVENT FINANCIAL FOR LUTHERANS		RGA REINSURANCE COMPANY

By:	/s/ Dan Theobald	By:	/s/ Thomas Dlouhy
(Signature)		(Signature)
Title:	Director, Actuary	Title:	Vice President
Date:	December 5, 2019	Date:	December 6, 2019
Location	Minncapolis, Minnesota	Location:	Chesterfield, Missouri

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EXHIBIT J - NON-MEDICAL AND ACCELERATED UNDERWRITING PROGRAMS

Level Term IV Plans

Underwriting Data Indicator

The Ceding Company shall provide a field in the policy data provided to the Reinsurer that clearly identifies those policies that were accepted for non-medical and accelerated underwriting and those policies that did not go through such underwriting.

Non-Medical Underwriting Parameters

Issue ages 18 to 39, policy face amounts $100,000 to $249,999.

Eligible classes included Best Preferred NT, Super Preferred NT, Preferred NT, Standard NT, Preferred TB and Standard TB.

Ceding Company will order database evidences (Rx, Rx score from RGA or another provider as mutually agreed, MIB, IAI, MVR, TrueRisk® Life scores) and implement underwriting rules regarding these items. TrueRisk® Life scores will not be required for issue ages 18 to 24.

Ceding Company will use the above information plus a full part 2 application to place applicants in an appropriate class based on current preferred guidelines based on the available information.

Applicants that do not quality for non-medical underwriting may be asked for additional underwriting information but oral fluids, blood profiles, and paramed exams will not be obtained.

Table shave of 65 debits to standard will continue to apply.

Accelerated Underwriting Parameters

Issue ages 18 to 39, policy face amounts $250,000 to $1,000,000.

Issue ages 40 to 60, policy face amounts $100,000 to $1,000,000.

Eligible classes included Best Preferred NT, Super Preferred NT, Preferred NT, Standard NT, Preferred TB and Standard TB.

Ceding Company will order database evidences (Rx, Rx score from RGA or another provider as mutually agreed, MIB, IAI, MVR, TrueRisk® Life scores) and implement underwriting rules regarding these items.

Ceding Company will use the above information plus a full part 2 application to place applicants in an appropriate class based on current preferred guidelines based on the available information.

TrueRisk® Life scores will be obtained and those applicants with scores of 1-50 for issue ages 25-29 and 1-40 for issue ages 30-60 will be eligible for acceleration. TrueRisk® Life scores will not be required for issue ages 18 to 24.

Applications, for which the purpose of insurance is for business, will be eligible for accelerated underwriting. The application will still need to be reviewed by an underwriter for business/financial underwriting.

Internal replacements where the coverage being replaced has been in-force for at least 4 years will be eligible for accelerated underwriting.

Applicants that do not quality for acceleration will obtain physical measurements and BCP/UA.

Table shave of 65 debits to standard will continue to apply.

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Programs Exclusions

Previous ratings and declines, previous Facultative shopping and insurance amounts causing the applicant to exceed Retention are not eligible for either non-medical or accelerated underwriting.

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